Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Financial Results

Further Raises Fiscal Year 2015 Outlook

IRVINE, California — February 4, 2015—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the third quarter of fiscal year 2015 ended December 27, 2014.

Highlights for the quarter ended December 27, 2014, compared to the quarter ended December 28, 2013 were as follows:

•                  Net sales increased 13.1% to $130.5 million;

•                  Same store sales, which include e-commerce sales, increased 7.2%;

•                  Net income was $8.8 million, or $0.36 per diluted share, compared to a net income of $6.3 million or $0.33 per diluted share; and

•                  Pro forma adjusted net income (1) was $10.7 million, or $0.40 per diluted share compared to $8.9 million, or $0.35 per diluted share.

1) Pro forma adjusted net income is a non-GAAP measure. A reconciliation of GAAP net income to this measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Jim Conroy, Chief Executive Officer, commented, “Our third quarter performance was highlighted by the continued successful execution of our major growth initiatives. We expanded our nationwide footprint with the opening of eight new stores, increased our same store sales and built out our private brand portfolio with the launch of MoonShine Spirit by Brad Paisley.  At the same time, we expanded our merchandise margin and delivered strong bottom line results.  We are confident that we have the right strategies in place to take advantage of our leadership position in the marketplace and grow our business.”

Operating Results for the Third Quarter Ended December 27, 2014

•                  Net sales increased 13.1% to $130.5 million from $115.4 million in the third quarter of fiscal 2014; same store sales, which include e-commerce sales, increased 7.2%.  Net sales also increased due to contributions from 14 new stores opened during the last twelve months.

•                  Gross profit was $46.2 million or 35.4% of net sales, compared to adjusted gross profit of $41.0 million or 35.5% of net sales in the prior year period, which excludes $1.3 million of one-time costs associated with the Baskins Acquisition.  Merchandise margin grew in the quarter, primarily driven by improved mark-up across the store, increased penetration of private brands and the improvements the Company made to the assortment and pricing at the former Baskins’ stores.  This increase was offset by increases in store occupancy costs and depreciation expense associated with the higher store count compared to the prior year period, as well as an increase in procurement and distribution costs.

•                  Income from operations was $17.9 million. This compares to $13.1 million in the prior year period, which included $2.5 million of expenses related to the Baskins Acquisition and a $0.5 million loss on disposal of assets. Excluding the above noted items, adjusted income from operations was $17.9 million, compared to $16.0 million in the prior year period, reflecting an increase of 11.5%.

•                  The Company opened eight new stores and ended the quarter with 166 stores in 26 states.

•                  Net income for the third quarter of fiscal 2015 was $8.8 million, or $0.36 per diluted share, compared to $6.3 million or $0.33 per diluted share in the prior year period.  Pro forma adjusted net income increased 20% to $10.7 million, or $0.40 per diluted share compared to $8.9 million, or $0.35 per diluted share in the prior year period.

A reconciliation of the above non-GAAP financial measures to their nearest GAAP financial measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Operating Results for the Thirty-Nine Week Period Ended December 27, 2014

•                  Net sales increased 16.3% to $299.4 million from $257.4 million in the prior year period; same store sales, which include e-commerce sales, increased 7.3%.  Net sales also increased due to contributions from 14 new stores opened during the last twelve months. The nine month period also included a nine month sales contribution from the Baskins stores, which the Company acquired in May 2013, compared to a seven month sales contribution in the prior year period.

•                  Gross profit was $100.8 million or 33.7% of net sales, compared to adjusted gross profit of $87.7 million or 34.1% of net sales in the prior year period, which excludes $2.1 million of one-time costs associated with the Baskins Acquisition.  Merchandise margin grew during the period, driven by improved mark-up across the store, increased penetration of private brands and the improvements the Company made to the assortment and pricing at the former Baskins’ stores.  This increase was offset by increases in store occupancy costs and depreciation expense associated with the higher store count compared to the prior year period, as well as an increase in procurement and distribution costs.

•                  Income from operations was $27.6 million, which included $0.9 million in non-recurring expenses related to a potential acquisition that the Company chose not to pursue and a $0.1 million loss on disposal of assets.  This compares to income from operations of $15.7 million in the prior year period, which included $6.1 million of expenses related to the Baskins acquisition and a $0.8 million loss on disposal of assets.  Excluding the above noted items, adjusted income from operations was $28.6 million or 9.6% of net sales, compared to $22.6 million or 8.8% of net sales in the prior year period.

•                  The Company opened 14 new stores in the thirty-nine week period.

•      Net income was $11.1 million, or $0.45 per diluted share compared to $3.6 million or $0.19 per diluted share for the prior year period.  Pro forma adjusted net income increased 34% to $15.3 million, or $0.59 per diluted share compared to $11.4 million or $0.46 per diluted share in the prior year period.  Pro forma adjusted net income per share excludes the effect of a cash payment of $1.4 million, or $0.06 per diluted share, to holders of vested stock options in the first quarter of fiscal 2015. A reconciliation of the above non-GAAP financial measures to their nearest GAAP financial measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Balance Sheet Highlights as of December 27, 2014

•                  Cash: $3.6 million

•                  Total debt:  $79.5 million

•                  Total liquidity (cash plus availability on $70 million revolving credit facility ): $41.6 million

Subsequent Events

On January 26, 2015, the Company hired Greg Hackman as Chief Financial Officer and Secretary. Paul Iacono, formerly Chief Financial Officer and Secretary of the Company, will be redirecting his efforts in a new role as Vice President, Business Development, focusing on further accelerating the Company’s growth.  He is also assisting Mr. Hackman to transition into the CFO role in an expedited manner by providing historical context.

“We are pleased to welcome Greg to the leadership team at Boot Barn.  He is a highly capable finance leader with a strong background in the retail industry and his extensive experience managing the requirements of public company reporting will add tremendous leadership to the overall Boot Barn team. I had the opportunity to work with Greg for several years at Claire’s, and I am looking forward to working with him again,” commented Jim Conroy, CEO of Boot Barn. “Paul is a valuable member of the leadership team and, in his new role in Business Development, will leverage his institutional knowledge of the Company and enable us to continue to execute on our growth initiatives.”

Fiscal Year 2015 Outlook

Based on the strong results in the third quarter, the Company has further increased its outlook for the fiscal year ending March 28, 2015:

•                  18 stores expected to open, adding four stores in the fourth quarter to the 14 stores opened year to date.

•                  Same store sales growth, including e-commerce sales, of approximately 6.5% to 7.0%.

•                  Income from operations between $33.0 million and $34.5 million, compared to the Company’s prior outlook of $32.0 million to $33.5 million.

•                  Net income of $13.2 million to $14.1 million or $0.52 to $0.55 per diluted share based on 22.9 million weighted average diluted shares outstanding.  The calculation of diluted earnings per share reflects a $1.4 million cash payment paid in April 2014 to holders of vested stock options.

•                  Pro forma adjusted net income of $17.5 million to $18.4 million, or $0.67 to $0.70 per diluted share based on 26.2 million weighted average diluted shares outstanding. Pro forma adjusted net income has been adjusted to include the full year impact of the initial public offering and subsequent repayment of a portion of the existing term loan.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal 2015 is scheduled for today, February 4, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at www.bootbarn.com. Please visit the Web site and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until February 18, 2015, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13599720. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children.  The Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands.  For more information, visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, actual income from operations, actual net income and actual diluted earnings per share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other issuers. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted gross profit to gross profit, adjusted income from operations to income from operations, pro forma adjusted net income to net income, and pro forma adjusted net income per share to net income per share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: declines in consumer spending or changes in consumer preferences and the Company’s ability; to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the registration statement filed by the Company with the SEC in connection with the Company’s IPO. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 27, 2014	March 29, 2014

Assets
Current assets:
Cash and cash equivalents	$3,598	$1,118
Accounts receivable	4,512	2,191
Inventories	121,855	102,702
Prepaid expenses and other current assets	7,509	8,685
Total current assets	137,474	114,696
Property and equipment, net	27,025	21,450
Goodwill	93,097	93,097
Intangible assets, net	57,761	59,723
Other assets	1,679	2,897
Total assets	$317,036	$291,863

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$32,043	$28,624
Accounts payable	42,247	36,029
Accrued expenses and other current liabilities	33,186	20,763
Current portion of notes payable	480	1,000
Total current liabilities	107,956	86,416
Deferred taxes	20,564	19,960
Long-term portion of notes payable	46,968	98,500
Other liabilities	3,470	2,412
Total liabilities	178,958	207,288

Stockholders’ equity:
Common stock, $0.0001 par value; December 27, 2014 - 100,000 shares authorized, 25,709 shares issued and outstanding; March 29, 2014 - 100,000 shares authorized, 18,929 shares issued and outstanding	3	2
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	126,959	78,834
Retained earnings	11,116	1,652
Total Boot Barn Holdings, Inc. stockholders’ equity	138,078	80,488
Non-controlling interest	—	4,087
Total stockholders’ equity	138,078	84,575
Total liabilities and stockholders’ equity	$317,036	$291,863

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013

Net sales	$130,523	$115,438	$299,404	$257,382
Cost of goods sold	84,367	75,474	198,605	170,827
Amortization of inventory fair value adjustment	—	288	—	867
Total cost of goods sold	84,367	75,762	198,605	171,694
Gross profit	46,156	39,676	100,799	85,688
Operating expenses:
Selling, general and administrative expenses	28,299	26,604	73,167	69,310
Acquisition-related expenses	—	—	—	671
Total operating expenses	28,299	26,604	73,167	69,981
Income from operations	17,857	13,072	27,632	15,707
Interest expense, net	4,177	2,244	9,755	9,528
Other income, net	12	12	37	23
Income before income taxes	13,692	10,840	17,914	6,202
Income tax expense	4,929	4,167	6,794	2,434
Net income	8,763	6,673	11,120	3,768
Net income attributed to non-controlling interest	—	334	4	189
Net income attributed to Boot Barn Holdings, Inc.	$8,763	$6,339	$11,116	$3,579

Earnings per share:
Basic shares	$0.37	$0.33	$0.46	$0.19
Diluted shares	$0.36	$0.33	$0.45	$0.19
Weighted average shares outstanding:
Basic shares	23,704	18,929	20,928	18,929
Diluted shares	24,556	19,432	21,599	19,273

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	December 27, 2014	December 28, 2013

Cash flows from operating activities
Net income	$11,120	$3,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,481	2,872
Stock-based compensation	1,459	889
Amortization of intangible assets	1,962	2,903
Amortization of deferred loan fees	2,218	2,368
Loss on disposal of property and equipment	113	804
Accretion of above market leases	(126)	(178)
Deferred taxes	604	338
Amortization of inventory fair value adjustment	—	867
Changes in operating assets and liabilities:
Accounts receivable	(2,321)	(1,177)
Inventories	(19,153)	(13,018)
Prepaid expenses and other current assets	1,176	93
Other assets	(166)	32
Accounts payable	5,647	7,997
Accrued expenses and other current liabilities	12,423	9,601
Other liabilities	1,148	271
Net cash provided by operating activities	20,585	18,430

Cash flows from investing activities
Purchases of property and equipment	(9,562)	(9,659)
Proceeds from sale of property and equipment	—	16
Purchase of trademark rights	—	(200)
Acquisition of business, net of cash acquired	—	(13,980)
Net cash used in investing activities	(9,562)	(23,823)

Cash flows from financing activities
Line of credit - net	3,419	(149)
Proceeds from loan borrowings	30,750	100,000
Debt issuance fees	(776)	(3,350)
Repayments on debt and capital lease obligations	(82,860)	(69,799)
Net proceeds from initial public offering	82,224	—
Dividends paid	(41,300)	—
Repayment of debt in connection with acquisition	—	(20,078)
Net cash (used in) provided by financing activities	(8,543)	6,624

Net increase in cash and cash equivalents	2,480	1,231
Cash and cash equivalents, beginning of period	1,118	1,190
Cash and cash equivalents, end of period	$3,598	$2,421

Boot Barn Holdings, Inc.

Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share, with the most directly comparable GAAP financial measures of gross profit, income from operations, net income, and diluted earnings per share.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(Dollars in thousands)	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$46,156	$39,676	$100,799	$85,688
Amortization of inventory fair value adjustment (a)	—	288	—	867
Acquisition-related integration costs (b)	—	1,000	—	1,183
Adjusted gross profit	$46,156	$40,964	$100,799	$87,738

Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$17,857	$13,072	$27,632	$15,707
Amortization of inventory fair value adjustment (a)	—	288	—	867
Acquisition-related expenses (c)	—	—	—	671
Acquisition-related integration costs (b)	—	2,171	—	4,536
Loss on disposal of assets (d)	27	513	113	804
Other unusual or non-recurring expenses (e)	—	—	864	—
Adjusted income from operations	$17,884	$16,044	$28,609	$22,585

Reconciliation of GAAP net income attributed to Boot Barn Holdings, Inc. to pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net income attributed to Boot Barn Holdings, Inc., as reported	$8,763	$6,339	$11,116	$3,579
Amortization of inventory fair value adjustment (a)	—	288	—	867
Acquisition-related expenses (c)	—	—	—	671
Acquisition-related integration costs (b)	—	2,171	—	4,536
Loss on disposal of assets (d)	27	513	113	804
Other unusual or non-recurring expenses (e)	—	—	864	—
Interest expense, as reported	4,177	2,244	9,755	9,528
Pro forma interest expense (f)	(1,210)	(1,210)	(3,630)	(3,630)
Provision for income taxes, as reported	4,929	4,167	6,794	2,434
Pro forma adjusted provision for income taxes	(6,007)	(5,579)	(9,685)	(7,374)
Pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$10,679	$8,933	$15,327	$11,415

Reconciliation of adjusted net income per share
Net income per share, diluted:
Net Income per share, as reported	$0.36	$0.33	$0.45	$0.19
Adjustments	0.04	0.02	0.08	0.27
Net income per share paid to vested option holders (g)	—	—	0.06	—
Pro forma adjusted net income per share, diluted	$0.40	$0.35	$0.59	$0.46

Weighted average diluted shares outstanding, as reported	24,556	19,432	21,599	19,273
The effect of dilutive potential common shares due to reporting adjusted net income	—	—	—	—
Pro forma effect of shares issuances in IPO (h)	1,975	5,750	4,492	5,750
Pro forma adjusted diluted weighted average shares	26,531	25,182	26,091	25,023

	FY 2015 Outlook
(Dollars in thousands)	Low	High

Reconciliation of forecasted GAAP net income attributed to Boot Barn Holdings, Inc. to forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net income guidance	13.2	14.1
Loss on disposal of assets	0.1	0.1
Other unusual or non-recurring expenses (e)	0.9	0.9
Interest expense	11.0	11.0
Pro forma interest expense (f)	(4.8)	(4.8)
Provision for income taxes	8.8	9.4
Pro forma adjusted provision for income taxes	(11.7)	(12.3)
Forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	17.5	18.4

(a) Represents the amortization of purchase-accounting adjustments that increased the value of inventory acquired to its fair value.

(b) Represents certain store integration, remerchandising and corporate consolidation costs incurred in connection with the integration of Baskins, which the Company acquired in May 2013.

(c) Acquisition costs include direct costs and fees related to the acquisition of Baskins in May 2013.

(d) Loss on disposal of assets in the prior year period includes assets written off as part of the rebranding of RCC and Baskins’ stores.

(e) Represents professional fees and expenses incurred in connection with other acquisition activity.

(f) The net decrease in interest expense resulting from a reduction in the Company’s LIBOR floor and the pay down of principal balance on the Company’s term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.

(g)  In April 2014, holders of vested stock options received a cash payment of $1.4 million, which the Company deducted from net income for purposes of the earnings per share calculation to determine the net income available to common shareholders.  The Company has added this payment to the net income in order to calculate diluted earnings per share.

(h) These shares represent shares issued at the time of the IPO and are shown as if they had been issued on March 31, 2013.

Boot Barn Holdings, Inc.

Store Count

	June 26, 2013	September 28, 2013	December 28, 2013	March 29 2014	June 28 2014	September 27, 2014	December 27, 2014
Store Count (BOP)	117	149	151	155	152	155	158
Opened / Acquired	32	2	5	—	3	3	8
Closed	—	—	(1)	(3)	—	—	—
Store Count (EOP)	149	151	155	152	155	158	166